Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
DANAHER CORPORATION,
AEGEAN ACQUISITION CORP.
AND
KEITHLEY INSTRUMENTS, INC.
Dated as of September 29, 2010

i

TABLE OF CONTENTS
(continued)

INDEX OF DEFINED TERMS

Term	Page
2010 Management Incentive Plans	40
2011 Management Incentive Plans	40
Acquisition Agreement	31
Additional Financial Information	46
affiliate	48
Agreement	1
Antitrust Law	48
Board of Directors	1
Book-Entry Shares	6
Business Day	48
Cancelled Shares	3
Certificate of Merger	2
Certificates	6
Class B Common Shares	3
Closing	1
Closing Date	1
Code	4
Common Shares	3
Company	1
Company Adverse Recommendation Change	31
Company Articles	8
Company Code of Regulations	8
Company Disclosure Letter	8
Company ESPP	28
Company Executive Compensation Agreement	15
Company Inbound Agreements	19
Company Incentive Compensation Plan	15
Company IP	48
Company Leased Real Property	18
Company Leases	18
Company Material Adverse Effect	48
Company Material Contract	21
Company Meeting	33
Company Outbound Agreements	20
Company Owned Real Property	18
Company Pension Plan	14
Company Recommendation	11
Company Representatives	30
Company SERP	28
Company Share Plans	49
Company Share-Based Award	5
Company Shareholder Approval	22
Company Shares	3
Company Shares Option	4
Company Software Products	49
Company Subsidiary	12
Company Takeover Proposal	31
Company Welfare Plan	15
Confidentiality Agreement	34
Dissenting Shares	4
Effective Time	2
Environment	49
Environmental Condition	49
Environmental Permit	50
Environmental, Health and Safety Claim	49
Environmental, Health and Safety Laws	49
ERISA	14
ERISA Affiliate	50
Exchange Act	10
Exchange Fund	6
Filed SEC Documents	50
GAAP	11
Governmental Entity	10
Hazardous Substance	50
HSR Act	10
Indebtedness	50
Intellectual Property Rights	51
knowledge	51
Law	51
Liens	51
Maximum Premium	37
Merger	1
Merger Consideration	3
Merger Sub	1
Notice of Adverse Recommendation	32
NYSE	10
OGCL	1
Ohio Secretary of State	2
Option Consideration	4
Outside Date	43
Parent	1
Parent Disclosure Letter	23
Parent Material Adverse Effect	51
Parent Plan	39

INDEX OF DEFINED TERMS
(continued)

Term	Page
Paying Agent	5
PCBs	50
Permits	14
Permitted Liens	51
person	52
Plans	52
Prior Plan	39
Proxy Statement	22
Registered IP	52
Release	52
Retained Employee	39
Santa Rosa Property	52
SEC	10
SEC Documents	11
Securities Act	11
Share	3
Software	52
subsidiary	52
Successor Welfare Plan	39
Superior Proposal	31
Surviving Corporation	1
Tax Return	53
Taxes	53
Termination Fee	45
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 29, 2010, is by and among Danaher Corporation, a Delaware corporation (“Parent”), Aegean Acquisition Corp., an indirect wholly-owned subsidiary of Parent and an Ohio corporation (“Merger Sub”), and Keithley Instruments, Inc., an Ohio corporation (the “Company”).
RECITALS
          WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are fair and in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, and the Board of Directors has, as of the date of this Agreement, approved this Agreement and recommended its adoption by the shareholders of the Company;
          WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement, and Parent, as the sole shareholder of Merger Sub, has adopted this Agreement;
          WHEREAS, Parent, Merger Sub and the Company desire to make the representations, warranties and agreements specified in this Agreement in connection with the transactions contemplated hereby; and
          WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub are entering into a Voting Agreement with Keithley Investment Co. Limited Partnership (the “Voting Agreement”).
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
          Section 1.1. The Merger. On the terms and subject to the conditions set forth herein, and in accordance with the Ohio General Corporation Law (“OGCL”), Merger Sub will be merged with and into the Company (the “Merger”) at the Effective Time, and the separate corporate existence of Merger Sub will thereupon cease. Following the Effective Time, the Company will be the surviving corporation of the Merger (the “Surviving Corporation”).
          Section 1.2. Closing. The closing of the Merger (the “Closing”) will take place at the offices of Baker & Hostetler LLP, PNC Center, 1900 East Ninth Street, Suite 3200, Cleveland, Ohio 44114 at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver (to the extent waiver is permitted by applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waiver is permitted by applicable Law) of those conditions) or at such other place, date and time as the Company and Parent may agree in writing.
          Section 1.3. Effective Time. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately after the Closing, the parties will (i) cause the Merger to be consummated by delivering to the Secretary of State of the State of Ohio (the “Ohio Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 1701.81 of the OGCL and (ii) make all other filings or recordings required under the OGCL in connection with the Merger. The Merger will become effective when the Certificate of Merger is filed with the Ohio Secretary of State or at such later date as the Company, Parent and Merger Sub agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is referred to as the “Effective Time”).
          Section 1.4. Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation, and all obligations of the Company and Merger Sub will become the obligations of the Surviving Corporation, all as provided in the OGCL and other applicable Laws.
          Section 1.5. Articles of Incorporation and Code of Regulations. The Certificate of Merger will provide that, at the Effective Time, (a) the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation as of the Effective Time (except that the name of the Surviving Corporation shall be provided in writing by Parent prior to the Effective Time) and (b) the Code of Regulations of Merger Sub, as in effect immediately before the Effective Time, will be the Code of Regulations of the Surviving Corporation as of the Effective Time, in each case, until changed or amended as provided therein and in accordance with the OGCL.
          Section 1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time and the individuals specified by Parent prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
CONVERSION OF SHARES;
EXCHANGE OF CERTIFICATES AND PAYMENT
          Section 2.1. Effect on Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holders of any securities of the Company:
          (a) Conversion of Company Shares. Subject to Section 2.1(b), Section 2.1(d), Section 2.1(e) and Section 2.1(f), each common share, without par value, of the Company (the “Common Shares”) and each Class B Common Share, without par value, of the Company (the “Class B Common Shares”), in each case issued and outstanding immediately prior to the Effective Time (collectively, the “Company Shares” and each, a “Share”), other than (i) any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)) and (ii) any Dissenting Shares (as defined, and to the extent provided, in Section 2.1(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $21.60 in cash, without interest (the “Merger Consideration”). All Company Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented Company Shares and of Book-Entry Shares shall cease to have any rights with respect to Company Shares other than the right to receive the Merger Consideration upon surrender of Certificates (as defined below) or Book-Entry Shares (as defined below) in the manner provided in Section 2.2.
          (b) Parent-Owned and Treasury Shares. Each Share that is owned, directly or indirectly, by Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time or held by the Company or any Company Subsidiary (as hereinafter defined) immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
          (c) Conversion of Merger Sub Common Shares. Each common share, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will remain outstanding as a common share of the Surviving Corporation.
          (d) Adjustments. If at any time between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during that period, or any similar transaction or any transaction having the effect of any of the foregoing, the Merger Consideration will be equitably adjusted to reflect that change.
          (e) Dissenting Shareholder Rights. Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who was a record holder of the Company Shares as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Company Meeting (as hereinafter defined) and who shall not have voted in favor of adoption of the Agreement at the Company Meeting and who files with the Company within ten (10) days after such vote at the Company Meeting a written demand to be paid the fair cash value for such Company Shares in accordance with Section 1701.85 of the OGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder fails to perfect or loses any such rights as a dissenting shareholder, that shareholder’s Company Shares shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, each shareholder who has asserted rights as a dissenting shareholder as provided in Section 1701.85 of the OGCL shall be entitled only to such rights as are granted under that section of the OGCL. The Company shall promptly (but within three (3) Business Days after the Company’s receipt of notice) notify Parent of each shareholder who asserts rights as a dissenting shareholder, and Parent shall have the right to participate in and reasonably direct all negotiations and proceedings (subject to the Company’s right to object to any actions or positions taken by Parent that it deems, in its sole discretion, unreasonable) with respect thereto. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any rights of a dissenting shareholder asserted under Section 1701.85 of the OGCL, or agree to do or commit to do any of the foregoing.
          (f) Share Options and Other Share-Based Shares Awards.
          (i) Each option to purchase Company Shares (each, a “Company Shares Option”) granted under the Company Share Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested, cease to represent a right or award with respect to Company Shares and entitle the holder thereof to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay) at the Effective Time without interest an amount in cash equal to the product of (x) the total number of Company Shares subject to such Company Shares Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per Share subject to such Company Shares Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash amounts hereinafter referred to as the “Option Consideration”), less such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or foreign Law relating to Taxes with respect to the making of such payment.
          (ii) At the Effective Time, each right of any kind, contingent or accrued, to receive Company Shares or benefits measured in whole or in part by the value of a number of Company Shares granted under the Company Share Plans or Plans (including restricted share units, deferred share units and performance shares) (other than Company Shares Options) (each, a “Company Share-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Company Shares, shall become fully vested and shall entitle the holder thereof to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay), at the Effective Time, without interest, (A) with respect to restricted share units and deferred share units, an amount in cash equal to the product of the Merger Consideration multiplied by the number of restricted share units or deferred share units, as applicable, held by such person and (B) with respect to performance award units, except as provided in a change-in-control agreement or employment agreement listed in Section 3.1(l) of the Company Disclosure Letter, an amount in cash equal to the product of the Merger Consideration multiplied by the number of Common Shares represented by the initial award value under the agreement evidencing such performance award units, in each case, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local or foreign Law relating to Taxes with respect to the making of such payment.
          (iii) The parties agree (A) that, following the Effective Time, no holder of a Company Shares Option or a Company Share-Based Award or any participant in any Company Share Plan shall have any right hereunder to acquire any shares of capital stock or other equity interest (including stock appreciation rights, restricted share units, performance shares, phantom units, deferred share units and dividend equivalents) in the Company, any Company Subsidiary or the Surviving Corporation, and (B) at the Effective Time, each Company Shares Option (whether vested or unvested) with an exercise price equal to or in excess of the Merger Consideration, in each case that is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, shall be cancelled and extinguished without any conversion thereof or payment therefor and in full satisfaction and discharge of all rights of the holder held in such Company Shares Option. Prior to the Effective Time, the Company shall use commercially reasonable efforts to effectuate the actions contemplated by this Section 2.1(f), including, if necessary, using commercially reasonable efforts to enter into option termination or cancellation agreements with the holders of Company Shares Options, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation other than the payments provided in this Section 2.1(f).
          Section 2.2. Exchange of Certificates.
          (a) Paying Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), for the benefit of holders of the Company Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Company Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Company Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) pursuant to this Article II. Any cash deposited with the Paying Agent above shall hereinafter be referred to as the “Exchange Fund.”
          (b) Exchange Procedures.
          (i) As soon as reasonably practicable after the Effective Time, (A) the Paying Agent shall mail to each holder of record of Company Shares whose Company Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (B) the Surviving Corporation shall mail to each holder of a Company Shares Option or Company Share-Based Award, a check in the amount payable to such holder pursuant to Section 2.1(f) of this Agreement in respect of such Company Shares Option or Company Share-Based Award.
          (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (if required by the Paying Agent), and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange for such properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares an amount in cash equal to the Merger Consideration that such holder has the right to receive pursuant to this Article II, and the Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits in lieu thereof) or Book-Entry Shares or to a holder of a Company Shares Option or a Company Share-Based Award. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the relevant Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Shares may be paid to the transferee thereof if the Certificate or Book-Entry Shares formerly representing such Company Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration (without interest) as contemplated by this Article II.

          (iii) The Paying Agent and the Surviving Corporation are entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Shares or holder of Company Shares Options or Company Share-Based Awards such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment. Amounts so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined) will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding were made.
          (c) Closing of Transfer Books. At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers on the share transfer books of the Company or the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they will be cancelled and exchanged for the relevant Merger Consideration pursuant to this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Shares on the first anniversary of the Effective Time will be delivered to the Surviving Corporation upon demand, and any former holders of Company Shares who have not surrendered their Shares in accordance with this Section 2.2 will thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without interest thereon, upon due surrender of their Company Shares.
          (e) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, the Surviving Corporation, the Paying Agent or any other person will be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash must be limited to obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. federal government or an agency or instrumentality thereof, commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d).
          (g) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or reasonably requested by the Surviving Corporation, the posting by such person of a bond in a customary amount as indemnity and/or the providing of an indemnity, for the benefit of or to, as applicable, the Surviving

Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against it with respect to such Certificate (and such affidavit of loss shall not be deemed effective without the posting of such bond and/or other indemnity if required hereunder), the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Company Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Section 3.1. Representations and Warranties of the Company. Except as set forth in the Filed SEC Documents (excluding disclosures in any such SEC Documents under the heading “Risk Factors” or any disclaimers made in such SEC Documents as to the use of forward-looking or predictive statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995) or in the applicable section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (provided that a matter disclosed in the Company Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          (a) Organization and Standing. The Company is a corporation validly existing and in good standing under the Laws of the State of Ohio and has the requisite corporate authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the Restated Articles of Incorporation of the Company (the “Company Articles”) and the Code of Regulations of the Company, as amended to date (the “Company Code of Regulations”).
          (b) Capital Structure. The authorized capital shares of the Company consist entirely of (i) 80,000,000 Common Shares and (ii) 9,000,000 Class B Common Shares. At the close of business on September 28, 2010: (i) 15,021,920 Common Shares and 2,150,502 Class B Common Shares were issued and outstanding; (ii) 1,380,297 Common Shares and no Class B Common Shares were held by the Company in its treasury; (iii) 2,529,276 Common Shares were subject to issued and outstanding options to purchase Common Shares granted under the Company Shares Plans, (iv) Company Share-Based Awards equivalent to 467,238 Common Shares have been granted (including restricted share units equivalent to 217,775 Common Shares and performance award units with aggregate initial award values equivalent to 249,463 Common Shares), and (v) no Common Shares were held by any Company Subsidiary. Since such date, no additional Common Shares have been issued except for exercises of Company Shares Options and stock issuances pursuant to Company Share-Based Awards, in each case, in accordance with their terms and as specifically described in Section 3.1(b) of the Company Disclosure Letter. All outstanding Company Shares are, and all Company Shares that may be issued after the date hereof will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights or other similar rights and were not (or in the case of Common Shares that have not yet been issued, will not be) issued in violation of the Company Articles and the Company Code of Regulations. Except as otherwise provided in this Section 3.1(b) and except for Common Shares issuable upon the conversion of Class B Common Shares, there are not as of the date hereof issued, reserved for issuance or outstanding (i) any capital shares or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for capital shares or voting securities of the Company or any Company Subsidiary, (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital shares, voting securities or securities convertible into or exchangeable or exercisable for capital shares or voting securities of the Company or any Company Subsidiary or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as otherwise provided in this Section 3.1(b) and except for Common Shares issuable upon the conversion of Class B Common Shares, Common Shares issuable pursuant to the Company’s 1996 Outside Directors Deferred Stock Plan, the Common Shares issuable pursuant to Company Share Plans set forth in Section 3.1(b) of the Company Disclosure Letter and obligations to repurchase securities pursuant to agreements entered into with respect to the Company Share Plans, there are no outstanding obligations of the Company or any Company Subsidiary to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital shares, voting securities or securities convertible into or exchangeable or exercisable for capital shares or voting securities of the Company or any Company Subsidiary, or (ii) repurchase, redeem or otherwise acquire any such securities. Except for the Voting Agreement, neither the Company nor any Company Subsidiary is a party to (i) any voting agreement or trust with respect to the voting of any such securities, or (ii) any other agreements or understandings with respect to the voting of the capital stock of the Company. Section 3.1(b) of the Company Disclosure Letter sets forth (i) the number of Company Shares subject to each Company Shares Option and Company Share-Based Award, (ii) the expiration date of each such Company Shares Option and Company Share-Based Award, and (iii) the price at which each such Company Shares Option may be exercised. There are no bonds, debentures, notes or other Indebtedness having voting rights (or convertible into securities having such rights) of the Company or any Company Subsidiary, whether issued by the Company or any Company Subsidiary, issued and outstanding.
          (c) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the adoption, execution or performance of this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and subject to general equity principles.
          (d) Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the Company Articles or the Company Code of Regulations, (ii) conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Company Material Contract, (iii) subject to obtaining or making the authorizations, consents or approvals referred to in Section 3.1(e) and, in the case of the consummation of the Merger, subject to obtaining the Company Shareholder Approval, violate or conflict with any Law or order applicable to the Company or any of the Company Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) Required Government Approvals. No consent, approval or authorization of, or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement (as hereinafter defined) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Securities Exchange Act of 1934 (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing with the Ohio Secretary of State of the Certificate of Merger, (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any applicable foreign antitrust filings, (iv) notifications to the New York Stock Exchange (the “NYSE”), and (v) such consents, approvals or authorizations or filings the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (f) Company Recommendation. As of the date hereof, at a meeting duly called and held, the Board of Directors of the Company has unanimously (i) determined and declared that this Agreement and the Merger are advisable and in the best interests of the Company’s shareholders, (ii) approved the Merger in accordance with the OGCL, (iii) approved this Agreement and the transactions contemplated hereby, and (iv) resolved (subject to Section 4.2) to recommend that the Company’s shareholders vote to adopt this Agreement (the “Company Recommendation”).
          (g) SEC Documents and Financial Statements.
          (i) The Company has filed or furnished (as applicable) all forms, documents, reports, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed or furnished by it with the SEC since September 30, 2009 (as amended through the date hereof, the “SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC.
          (ii) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and their consolidated changes in shareholders’ equity for the respective periods indicated (subject, in the case of the unaudited statements, to normal and recurring non-material year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Since September 30, 2009, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such financial statements. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has established and maintains internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to ensure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including without limitation such policies and procedures specified in Rule 14a-15(f)(1)-(3) of the Exchange Act. As of the date hereof, the Company has not identified any existing material weaknesses in the design or operation of the internal control over financial reporting.

          (iii) Since September 30, 2009, neither the Company nor, to the knowledge of the Company, any Company Subsidiary or director, officer or auditor of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.
          (h) No Undisclosed Liabilities. The Company and the Company Subsidiaries have no liabilities that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company and the Company Subsidiaries, other than (a) liabilities reflected or otherwise reserved against in the consolidated financial statements of the Company and the Company Subsidiaries included in the SEC Documents, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred since the date of the consolidated financial statements of the Company and the Company Subsidiaries included in the SEC Documents in the ordinary course of business consistent with past practice and (d) liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.
          (i) Subsidiaries.
          (i) Section 3.1(i) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization and schedule of shareholders of each subsidiary of the Company, whether consolidated or unconsolidated (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”). Each Company Subsidiary is validly existing and in good standing (to the extent the concept of “good standing” is applicable) under the Laws of the jurisdiction of its organization. Each Company Subsidiary has the requisite corporate, limited liability company, partnership or other similar power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Subsidiaries is in violation of its charter, bylaws or other constituent documents except to the extent that such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (ii) All of the outstanding capital stock of, or other equity interests in, each Company Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable and not subject to or issued in violation of preemptive rights or other similar rights, (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens, and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would restrict or limit the operation by the Surviving Corporation of such Company Subsidiary’s business as currently conducted.

          (iii) Except for the capital stock and other equity interests of the Company Subsidiaries set forth on Section 3.1(i) of the Company Disclosure Letter, the Company does not own, directly or indirectly, more than five percent (5%) of any capital stock or other equity securities or interests in any person, or any securities convertible into or exchangeable or exercisable for capital shares or voting securities of any person.
          (j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, since June 30, 2010, (i) the Company and the Company Subsidiaries have conducted their operations in all material respects only in the ordinary course consistent with past practice, (ii) there has not been any event, circumstance, change, occurrence or state of facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) there has not been any action taken by the Company or Company Subsidiaries during the period from June 30, 2010 through the date of this Agreement that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of Section 4.1(a)(ix), (xi) and (xiv).
          (k) Compliance with Applicable Laws; Litigation.
          (i) The Company and the Company Subsidiaries have been, since September 30, 2009, and are in compliance with all Laws applicable to the Company and the Company Subsidiaries and have not received any written notice of non-compliance with respect to any Law, except to the extent that any non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 30, 2009, neither the Company nor any Company Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Company or Company Subsidiary policy by any director, officer or employee. To the knowledge of the Company, neither the Company nor any Company Subsidiary (nor any of their respective directors, officers, employees, agents, representatives or distributors with respect to the Company or a Company Subsidiary) has been since September 30, 2009 or is the subject of any material investigation by any Governmental Entity.
          (ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective predecessors, nor any director, officer, agent or employee of the Company or any Company Subsidiary, nor, to the knowledge of the Company, consultants, agents, representatives or any other person associated with or acting on their behalf, have directly or indirectly, (A) made, promised, offered, or authorized (1) any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (2) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (B) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of the Company Subsidiaries in any jurisdiction outside the United States.

          (iii) The Company and the Company Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities (“Permits”) necessary for the conduct of their businesses as currently conducted, except for any failure to hold such Permits that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except for any terminations, modifications or nonrenewals that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the Merger do not and will not violate any Permit, or result in any termination, modification or nonrenewal thereof, except for such violations, terminations, modifications or nonrenewals thereof that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (iv) As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of the Company, threatened against the Company challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. As of the date of this Agreement, there is no other suit, action, arbitration, alternative dispute resolution action, proceeding or, to the Company’s knowledge, investigation by a Governmental Entity (whether civil, criminal or administrative), involving an amount in excess of $250,000 or which is otherwise material to the Company, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their properties or assets (or to the Company’s knowledge, any director or officer of the Company or any of the Company Subsidiaries in such capacity as director or officer). Neither the Company nor any of the Company Subsidiaries nor any of their respective properties or assets is subject to any outstanding orders, writs, injunctions or decrees that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Notwithstanding anything to the contrary in this Section 3.1(k), no representation or warranty is made in this Section 3.1(k) in respect of the matters referenced in Section 3.1(g) or in respect of environmental, Tax, employee benefits or employee relations matters.
          (l) Employee Benefit Plans.
          (i) Section 3.1(l) of the Company Disclosure Letter sets forth a true and complete list that identifies (A) each material stock bonus, pension, profit-sharing, stock ownership, stock purchase, retirement income, or similar employee pension benefit plan (within the meaning of section 3(2) of the Employee Retirement Income Security Act (“ERISA”)), which the Company or an ERISA Affiliate sponsors or maintains for the benefit of current or former employees or to which the Company or such ERISA Affiliate has a funding obligation (each, a “Company Pension Plan” and collectively, the “Company Pension Plans”); (B) each material disability income, death benefit, hospitalization, medical insurance, life insurance, vacation, severance, or similar welfare plan, fund, policy or program (within the meaning of section 3(1) of ERISA), which the Company or an ERISA Affiliate sponsors or maintains for the benefit of current or former employees, or to which the Company or such ERISA Affiliate has a funding obligation (each, a “Company Welfare Plan” and collectively, the “Company Welfare Plans”); (C) each material deferred compensation, incentive compensation, stock option, equity compensation, or similar plan, program or policy which the Company or an ERISA Affiliate maintains for the benefit of any current or former employee or director of the Company or any ERISA Affiliate, under which the Company or such ERISA Affiliate has a financial obligation (each, a “Company Incentive Compensation Plan” and collectively, the “Company Incentive Compensation Plans”); and (D) each change in control agreement, employment agreement, or separation agreement in effect as of the date of this Agreement with any current or former employee or director of the Company or any ERISA Affiliate to which the Company or such ERISA Affiliate is a party or to which the Company or such ERISA Affiliate is bound (each, a “Company Executive Compensation Agreement” and collectively, the “Company Executive Compensation Agreements”).
          (ii) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any ERISA Affiliate has any liability (including any contingent liability) with respect to any Company Pension Plan, Company Welfare Plan, Company Incentive Compensation Plan or Company Executive Compensation Agreement that is not reflected or otherwise reserved against in the consolidated financial statements of the Company and the Company Subsidiaries included in the SEC Documents.
          (iii) (A) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Pension Plans and Company Welfare Plans which is subject to ERISA and is currently in effect is being operated and administered in compliance with ERISA, the Code, and all other applicable Laws (including those related to governmental reporting and disclosure); (B) each of the Company Pension Plans intended to be “tax-qualified” within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of the Company, there are no existing circumstances or events that reasonably could be expected to adversely affect the tax-qualified status of such Plan, other than non-material administrative errors capable of being resolved under the Employee Plans Compliance Resolution System maintained by the Internal Revenue Service; (C) to the knowledge of the Company, neither the Company nor any ERISA Affiliate has any direct or indirect civil or other material liability to any Company Pension Plan or Company Welfare Plan capable of being pursued or recovered under Section 409 of ERISA; (D) to the knowledge of the Company, neither the Company nor any ERISA Affiliate has directly or indirectly engaged in, or has been party to, any transaction which could reasonably subject the Company or such ERISA Affiliate to either a material civil penalty capable of assessment under Sections 502(i) or 502(l) of ERISA or a material Tax imposed under Section 4975 or 4976 of the Code; and (E) there are no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits or payments, including claims made in respect of a complete or partial denial of benefits or payments)

involving any Company Pension Plan, any Company Welfare Plan, any Company Incentive Compensation Plan, or any Company Executive Compensation Agreement, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (iv) Neither the execution and delivery of this Agreement nor the consummation of the transaction(s) contemplated hereby (either alone or in conjunction with any other events) will (A) materially increase any benefits otherwise payable under any Company Pension Plan or Company Welfare Plan or result in any acceleration of the time of payment or vesting of any material amount of benefits under any such plan (except as specifically contemplated herein), or (B) require the pre-funding of any material benefits or other payments (other than in the normal course) under any Company Pension Plan, Company Welfare Plan, Company Incentive Compensation Plan, or Company Executive Compensation Agreement.
          (v) No representation or warranty is made by the Company in respect of any Company- or ERISA Affiliate-related employee benefit plan matters, or any executive compensation matters, in any Section of this Agreement other than this Section 3.1(l).
          (m) Taxes.
          (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have filed all Tax Returns required to be filed, and all such returns are correct and complete; (b) the Company and the Company Subsidiaries have paid all Taxes shown due on any Tax Return; (c) there are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, or other proceedings in respect of Taxes relating to the Company or any Company Subsidiary; and (d) neither the Company nor any Company Subsidiary has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law), as a transferee or successor, by contract, or otherwise.
          (ii) Neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes.
          (iii) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have withheld and remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
          (v) Neither the Company nor any Company Subsidiary has distributed the stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          (vi) Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” as defined in Section 6707A(c)(i) and Reg. §1.6011-4(b).
          (vii) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).
          (viii) No representation or warranty is made by the Company in respect of Tax matters in any Section of this Agreement other than this Section 3.1(m).
          (n) Environmental Matters.
          (i) Except to the extent that noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been for the three years ending on the date hereof in compliance with all applicable Environmental, Health and Safety Laws and Environmental Permits.
          (ii) Neither the Company nor any Company Subsidiary has received in the last three years any written material Environmental, Health and Safety Claims and, to the knowledge of the Company, there are no material Environmental, Health and Safety Claims threatened, against the Company or any Company Subsidiary.
          (iii) No Hazardous Substance has been generated, treated, stored, disposed of, used, handled or manufactured at currently or previously owned, leased or operated properties in violation of applicable Environmental, Health and Safety Laws or Environmental Permits as a result of any activity of the Company or any Company Subsidiary during the time such properties were owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (iv) There have been no Releases of any Hazardous Substance by the Company or any Company Subsidiary in, on, under, from or affecting any currently or previously owned, leased or operated properties in violation of applicable Environmental, Health and Safety Laws that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (v) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any

Company Subsidiary has received from any Governmental Entity any written notice that it may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility that is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state or local list.
          (vi) No representation or warranty is made by the Company in respect of environmental matters in any Section of this Agreement other than this Section 3.1(n).
          (o) Real Property.
          (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to each parcel of, or interest in, real property owned by the Company or a Company Subsidiary (the “Company Owned Real Property”).
          (ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Owned Real Property and all real property leased by the Company and the Company Subsidiaries (the “Company Leased Real Property”), a complete and accurate list of which has been disclosed in Section 3.1(o) of the Company Disclosure Letter, constitute all of the real property occupied or used by the Company and the Company Subsidiaries in connection with the operation of their respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold interest in all Company Leased Real Property other than the Santa Rosa Property. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all material leases of the Company Leased Real Property (the “Company Leases”) to which it is a party and under which it is in occupancy, and all such Company Leases are in full force and effect; provided, however, that no representation or warranty is made with respect to the lease for the Santa Rosa Property. To the knowledge of the Company, the lessors under the Company Leases have complied in all material respects with the terms of the Company Leases. Each of the Company and the Company Entities enjoys peaceful and undisturbed possession under all such Company Leases (other than the lease for the Santa Rosa Property), except to the extent that a failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (p) Intellectual Property.
          (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no legal disputes, claims, actions or proceedings, pending or, to the knowledge of the Company, threatened (i) alleging infringement of any Intellectual Property Rights of any third party by the Company or any of the Company Subsidiaries, or (ii) challenging the ownership or use of the Company IP. To the knowledge of the Company, none of the Company IP infringes any Intellectual Property Rights of any person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no third parties are infringing any Company IP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has made any claims alleging that any third party is infringing any Company IP.
          (ii) To the knowledge of the Company, the Company or one of the Company Subsidiaries owns the right, title and interest in and to, free and clear of any Liens, or has the right or license to use, all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except pursuant to the first sale doctrine or a license agreement, reseller agreement or distributor agreement entered into in the ordinary course of business with a third party, no person, other than the Company and the Company Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products to any third party.
          (iii) Section 3.1(p) of the Company Disclosure Letter contains a true and complete list of all Registered IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all fees that are or have become due with respect to such Registered IP on or before the Closing have been or will be timely paid prior to Closing. The Company and the Company Subsidiaries have taken all actions reasonably necessary to maintain the applications and registrations of Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate Governmental Entities. None of the Registered IP has been adjudged invalid or unenforceable in whole or part.
          (iv) Section 3.1(p) of the Company Disclosure Letter contains a true and complete list of all material licenses and other agreements pursuant to which (i) the Company or any Company Subsidiary is granted rights in any third-party Intellectual Property Rights (excluding any generally available, off-the-shelf, click wrap, shrink wrap, non-custom or open source software programs licensed by the Company or any of the Company Subsidiaries) that are (A) sold, bundled or distributed with, or embedded, integrated or incorporated into, the Company Software Products, (B) used in the development of any Company Software Product, or (C) used or held for use by the Company or any of the Company Subsidiaries for any other purpose, including for the internal operations of the Company’s or any of the Subsidiaries’ respective businesses (collectively, all licenses and agreements listed in Section 3.1(p)(iv)(i) of the Company Disclosure Letter, the “Company Inbound Agreements”), or (ii) the Company or any of the Company Subsidiaries has granted to any person (A) any licenses or rights under any Company IP (other than licenses granted in the ordinary course of business to customers),

(B) any rights to resell or otherwise distribute the Company Software Products (collectively, all licenses and agreements listed in Section 3.1(p)(iv)(ii) of the Company Disclosure Letter, the “Company Outbound Agreements”).
          (v) Neither the Company nor any of the Company Subsidiaries has disclosed, delivered or otherwise provided the source code of any Company Software Product or any material part thereof to a third party pursuant to an escrow arrangement or otherwise. The Company or one of the Company Subsidiaries, as applicable, is in the possession of the source code and object code for all of the Company Software Products.
          (vi) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and preserve their rights in and the confidentiality of the Company IP and to protect and preserve any material information provided to them by any other person under obligation of confidentiality. To the knowledge of the Company, the Company and the Company Subsidiaries have not made any of their material trade secrets or other material confidential information available to any other person except pursuant to written agreements, and in the case of the source code to Company Software Products solely pursuant to a written agreement set forth in Section 3.1(p) of the Company Disclosure Letter, or other legally binding obligations, requiring such person to maintain the confidentiality of such information or materials.
          (vii) Neither the Company nor any of the Company Subsidiaries has granted any currently effective exclusive license with respect to, any Company IP, including any Company Software Products, to any other person.
          (q) Labor Agreements and Employee Issues.
          (i) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with, or is represented by, a labor union or labor organization. Neither the Company nor any Company Subsidiary (a) is or has been within the last two years subject to a dispute, slowdown, lockout, strike or work stoppage, and to the knowledge of the Company no such dispute, slowdown, lockout, strike or work stoppage has been threatened or (b) has committed any unfair labor practice as defined in the National Labor Relations Act or other applicable Laws (including any other comparable foreign or domestic authority or workers’ council), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts (including, without limitation, demands for recognition or certification) with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice of (a) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, or (b) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (r) Certain Contracts. Section 3.1(r) of the Company Disclosure Letter sets forth a true and correct list of each contract, arrangement, lease, license, commitment or understanding to which the Company or a Company Subsidiary is a party to or is bound (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that contains covenants that limit or restrict the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its affiliates) to (A) engage in any type of business, (B) compete in any business or with any person or in any geographic area or distribution or sales channel, or (C) solicit customers or sell, supply or distribute any service or product; (iii) that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement; (iv) that relates to the incurring of indebtedness for borrowed money by the Company or any of the Company Subsidiaries in excess of $1,000,000; (v) that provides for any payments that are conditioned, in whole or in part, on a change of control of the Company or any Company Subsidiary; (vi) that is material to the Company or any of the Company Subsidiaries, taken as a whole, pertaining to Intellectual Property Rights (excluding any generally available, off-the-shelf, click wrap, shrink wrap, non-custom or open source software programs licensed by the Company or any of the Company Subsidiaries); (vii) entered into since September 30, 2008 with respect to the acquisition or divestiture of all or any portion of a business or (viii) that was not entered into in the ordinary course of business and involves or would reasonably be expected to involve payments by or to the Company or any of the Company Subsidiaries in excess of $250,000 annually or $500,000 in the aggregate over the term of the contract and that is not terminable within thirty (30) days of the Effective Time without payment by the Company or the Company Subsidiaries (the agreements, contracts and obligations set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and the agreements, contracts and obligations listed in clauses (i) through (viii) being referred to herein as “Company Material Contract”). Each Company Material Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, or, to the knowledge of the Company, by any other party, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, correct and complete copies of each Company Material Contract have been made available to Parent.
          (s) Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies in such forms and amounts and against such losses and risks as are consistent with industry practice in the industry within which they operate and that are believed to be adequate to protect the properties and businesses of the Company and the Company Subsidiaries. Renewals of insurance policies to be effective October 1, 2010 include terms and conditions that are no less favorable to the Company in the aggregate than in effect as of such date.

          (t) Interested Party Transactions. No event, transaction, agreement, arrangement or understanding has occurred or been entered into since September 30, 2009 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.
          (u) Voting Requirement. The affirmative vote at the Company Meeting of at least a majority of the votes entitled to be cast by the holders of outstanding Company Shares to approve this Agreement is the only vote of the holders of any class or series of the Company’s capital shares necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby (collectively, the “Company Shareholder Approval”).
          (v) Proxy Statement; Other Information. None of the information provided by or on behalf of the Company specifically for inclusion in the Proxy Statement or any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement will (i) at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, (ii) at the time of the Company Meeting or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The letter to shareholders, notice of meeting, proxy statement (as amended or supplemented from time to time) and forms of proxy to be filed with the SEC and distributed to shareholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective representatives in writing specifically for inclusion in the Proxy Statement.
          (w) Takeover Statutes. The Company has taken all appropriate actions to ensure that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state applies to the Merger or the other transactions contemplated by this Agreement or the Voting Agreement.
          (x) Opinion of Financial Advisor. Stifel, Nicolaus & Company, Incorporated has delivered to the Company’s Board of Directors its written opinion, dated the date hereof, to the effect that, as of the date hereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by holders of Company Shares in connection with the Merger pursuant to the Merger Agreement is fair to such holders of Company Shares, from a financial point of view. An executed copy of the opinion has been or will be promptly made available to Parent.
          (y) Brokers. Except for Stifel, Nicolaus & Company, Incorporated, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously provided to Parent a copy of the engagement letter with Stifel, Nicolaus & Company, Incorporated, as amended or modified, and any related agreements.

          Section 3.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered by the Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (and provided that a matter disclosed in the Parent Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:
          (a) Organization and Standing. Each of Parent and Merger Sub is a legal entity validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to carry on its business as now being conducted. Parent has made available to the Company prior to the execution of this Agreement a complete and correct copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Merger Sub, each as amended through the date hereof.
          (b) Corporate Authority Relative to this Agreement; No Violation; Non-Contravention.
          (i) Each of Parent and Merger Sub has all requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company, partnership or similar action by Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub and no other corporate, limited liability company, partnership or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the adoption, execution or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and subject to general equity principles.
          (ii) No consent, approval or authorization of, or filing with, any Governmental Entity is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (i) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing with the Ohio Secretary of State of the Certificate of Merger, (iii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and any applicable foreign antitrust filings, (iv) notifications to the NYSE, and (v) such consents, approvals or authorizations the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (iii) The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub, (ii) conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub, (iii) assuming compliance with the matters referred to in Section 3.2(b)(ii), violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) Litigation. As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. As of the date of this Agreement, there is no other suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of Parent, threatened, to which Parent or any of its subsidiaries is a party or against any of their properties or assets that would reasonably be expected to have a Parent Material Adverse Effect.
          (d) Proxy Statement; Other Information. None of the information provided by Parent or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to the information supplied by the Company or any of the Company Representatives that is contained or incorporated by reference in the Proxy Statement.
          (e) Financial Condition. Parent and Merger Sub collectively have and will have at the Effective Time cash and cash equivalents and/or available amounts under existing credit facilities, that are sufficient to enable Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement in connection with the Merger including (a) the Merger Consideration, the consideration payable pursuant to Section 2.1(f) and all of Parent’s obligations under this Agreement, (b) all fees and expenses related to the foregoing, and (c) to fund the ongoing operations of the Company and the Company Subsidiaries.
          (f) Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 common shares, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital shares of Merger Sub are, and at the Effective Time will be, indirectly owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement, except as would not reasonably be expected to have a material adverse effect on the ability of the Merger Sub to timely consummate the transactions contemplated by this Agreement.
          (g) No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent, in order for Parent and Merger Sub to consummate the transactions contemplated by this Agreement.
          (h) Finders or Brokers. Neither Parent nor any of its affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.
          (i) Lack of Ownership of Company Shares. Other than the Voting Agreement, (a) neither Parent, any affiliate of Parent, nor any of Parent’s subsidiaries beneficially owns, directly or indirectly, any Company Shares or other securities convertible into, exchangeable for or exercisable for Company Shares; (b) there are no voting trusts or other agreements, arrangements or understandings to which Parent, any affiliate of Parent or any of Parent’s subsidiaries is a party with respect to the voting of Company Shares or other equity interests of the Company or any of the Company Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any affiliate of Parent or any of Parent’s subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of the Company Subsidiaries; and (c) neither Parent nor Merger Sub has beneficially owned during the three years ending on the date hereof a number of Company Shares that would make it an “interested shareholder” (as that term is defined Section 1704.01(C)(8) of the OGCL) of the Company.
          (j) Access. Parent acknowledges that as of the date hereof it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its representatives have desired or requested to review, and that as of the date hereof it and its representatives have had full opportunity to meet with the senior management of the Company and to discuss the business and assets of the Company and the Company Subsidiaries.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 4.1. Conduct of Business.
          (a) Conduct of Business by the Company. Except (i) as set forth in Section 4.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as contemplated by this Agreement, (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), and (v) for transactions solely between or among the Company and the wholly-owned Company Subsidiaries, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their present officers and key employees and preserve their material Intellectual Property Rights, current rights and goodwill and preserve business relationships with significant customers, suppliers, distributors and other persons having business dealings with them; provided, however, that no action by the Company or any Company Subsidiary with respect to matters specifically permitted by any other provision of this Section 4.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, except (i) as set forth in Section 4.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as contemplated by this Agreement, (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned) and (v) for transactions solely between or among the Company and the wholly-owned Company Subsidiaries, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any Company Subsidiary to, directly or indirectly:
          (i) (A) except for regular quarterly cash dividends on the Company Shares consistent with past practices (not to exceed $0.0375 per share) and dividends declared as of the date hereof and not yet paid, declare, set aside, make or pay any dividends on, or make any other distributions in respect of, any of the Company Shares, its capital stock, or any equivalent thereof, (B) adjust, recapitalize, purchase, split, combine or reclassify any of the Company Shares or any of its capital stock or (C) except pursuant to agreements entered into with respect to the Company Share Plans that are in effect as of the close of business on the date of this Agreement and previously disclosed to Parent, directly or indirectly, purchase, redeem or otherwise acquire any Company Shares or any shares of capital stock of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (which obligation shall not restrict any cashless exercises or similar transactions pursuant to an exercise of any Company Shares Option or other awards issued and outstanding under the Company Share Plans);

          (ii) issue or authorize the issuance of, grant, deliver, sell, pledge, amend, dispose of or encumber, any Company Shares, other shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, Company Shares or other shares of its capital stock), any other voting securities or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including, without limitation, stock appreciation rights, phantom stock or similar instruments, or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any Company Subsidiary, other than (1) the issuance and delivery of Company Shares upon the exercise of Company Shares Options under the Company Share Plans, (2) in connection with Company Share-Based Awards under the Company Share Plans, or (3) the issuance and delivery of Company Shares pursuant to the Company’s 1996 Outside Directors Deferred Stock Plan, in each case of (1), (2) and (3) as are outstanding as of the date of this Agreement and in accordance with their present terms or as contemplated by this Agreement;
          (iii) amend its articles of incorporation or code of regulations (or other comparable organizational documents);
          (iv) sell, lease, license, transfer, grant, exchange or swap, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its or any Company Subsidiary’s properties or assets, the capital stock of the Company Subsidiaries, with a value in excess of $250,000 individually or $1,000,000 in the aggregate other than sales of products and services in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement and listed on Section 4.1(a)(iv) of the Company Disclosure Letter, or (B) as may be required by applicable Law;
          (v) disclose, other than to representatives of Parent, any material trade secret unless a written non-disclosure agreement is executed by the recipient of such information;
          (vi) incur any capital expenditures or enter into any commitments for capital expenditures, capital additions or capital improvements involving more than an aggregate amount of $300,000 per fiscal quarter, except in accordance with the capital expenditure budget and prior fiscal year carryover amounts set forth in Section 4.1(a) of the Company Disclosure Letter, or pay, incur or otherwise make any commitment to pay or incur in excess of $750,000 in the aggregate for any information enterprise resource management systems (including, without limitation, the Company’s planned Oracle update) or take any further action other than as required under an existing contract;
          (vii) incur any net increase in Indebtedness from that existing on the date hereof other than (A) up to $1,000,000 in the aggregate of additional Indebtedness, (B) Indebtedness incurred in the ordinary course of business under lines of credit existing on the date of hereof, (C) letters of credit, surety bonds, guarantees of indebtedness for borrowed money and security time deposits in the ordinary course of business consistent with past practice and (D) indebtedness relating to the reborrowing of amounts repaid;
          (viii) (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, except to the extent required by the terms of a Plan in effect as of the date of this Agreement, (B) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Plans, (C) enter into or amend any employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any Company Subsidiary (other than as required by the terms of a Plan in effect as of the date of this Agreement) or terminate any Plan, or (D) pay or award any pension, retirement allowance or other non-equity based incentive awards, or other employee or director benefit or perquisite not required by a Plan in effect as of the date of this Agreement, all except as may otherwise be required to comply with applicable Laws; provided, however, that the Company may terminate, and take any actions required in connection with termination of, the Company’s 1996 Outside Directors Deferred Stock Plan, and, provided, further, however, that the Company shall terminate the Company’s 2005 Employee Stock Purchase and Dividend Company Reinvestment Plan (the “Company ESPP”) and the Company’s Supplemental Executive Retirement Plan (the “Company SERP”) as provided for under Section 5.8(f), and, provided, further, however, that nothing in this clause (viii) shall prohibit the Company or any Company Subsidiary from taking any action relating to the hiring, termination or promotion of employees in the ordinary course of business consistent with past practice or from filling a position included in the capital expenditure budget set forth in Section 4.1(a) of the Company Disclosure Letter;
          (ix) materially change any Tax or financial accounting policies or procedures or any of its methods affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by GAAP or applicable Law;
          (x) (A) acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, in one transaction or a series of related transactions, any corporation, partnership, association or other business organization or any interest therein, or division or business thereof, or otherwise acquire any material amount of operating assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice); (B) merge or consolidate with any other person; or (C) liquidate, dissolve, restructure, wind-up or reorganize its business or organize any new subsidiary or affiliate;
          (xi) except in the ordinary course of business and consistent with past practice or to the extent required by applicable Law, make, change or rescind any material express or deemed election with respect to Taxes, settle or compromise any material claim or action relating to Taxes, file or amend any Tax Return or change any of its methods of accounting for or of reporting income or deductions for Tax purposes in any material respect;
          (xii) make any loans, advances or capital contributions to, or investments in, any other person, except (A) de minimis advances for employees, contractors and consultants in the ordinary course of business consistent with past practice, (B) trade credit issued in the ordinary course of business consistent with past practice, (C) investments of excess cash and cash equivalents in the ordinary course of business consistent with past practice and (D) as required by existing contracts;
          (xiii) except in the ordinary course of business consistent with past practice (other than with respect to any agreement of the type described in clause (ii) of Section 3.1(r)), (A) enter into, modify or amend in any material respect or terminate any Company Material Contract, (B) waive, release, relinquish or assign any Company Material Contract (or any of the Company’s or any Company Subsidiary’s rights thereunder) or any right or claim that is material to the Company and the Company Subsidiaries, taken as a whole or (C) cancel or forgive any Indebtedness owed to the Company or any Company Subsidiary;
          (xiv) waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding other than (A) in the ordinary course of business consistent with past practice, or (B) solely for money damages not in excess of $200,000 individually or $500,000 in the aggregate; or
          (xv) authorize, commit or agree to take any of the foregoing actions.
          (b) Conduct of Business by Parent and Merger Sub. Parent covenants and agrees with the Company, on behalf of itself and its subsidiaries that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers and consolidations or business combinations) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
          (c) Advice of Changes. Each of the Company, Parent and Merger Sub shall promptly advise the other parties to this Agreement orally and in writing to the extent it has knowledge of (i) any breach of representation or warranty, covenant or condition by such party that would cause any of the conditions to Closing to fail to be satisfied or (ii) any change or event having, or which, insofar as can reasonably be foreseen would reasonably be expected to have, with respect to the Company, a Company Material Adverse Effect, or with respect to Parent and Merger Sub, a Parent Material Adverse Effect, or on the satisfaction of the conditions set forth in Article VI before the Outside Date; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and no failure to comply with this Section 4.1(b) shall be taken into account for purposes of determining whether the conditions to Closing have been satisfied.
          Section 4.2. No Solicitation by the Company.
          (a) Company Takeover Proposal. The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, financial advisors, attorneys, accountants, investment bankers, representatives and agents and other advisors (collectively, the “Company Representatives”) to, immediately cease and cause to be terminated all existing discussions and negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, and the Company shall request all other potential purchasers to promptly return or destroy all copies of all nonpublic information that the Company, the Company Subsidiaries and the Company Representatives have distributed on or prior to the date of this Agreement. From the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement, the Company shall not, nor shall it permit any of the Company Subsidiaries or its and their respective officers, directors and employees to, and shall use commercially reasonable efforts to cause any of the other Company Representatives to not, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or offers or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) enter into any Acquisition Agreement or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) enter into, continue or otherwise engage or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party hereto or its representatives) any nonpublic information with respect to, or take any other action to knowingly facilitate or further any inquiries or offers or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than in response to an unsolicited inquiry from a person and, in such case, solely to notify such person of the existence of the provisions of this Section 4.2); provided, however, that, at any time prior to obtaining the Company Shareholder Approval, in response to an unsolicited, written Company Takeover Proposal that (x) did not result from a breach of this Section 4.2 and (y) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, the Company may, subject to compliance with Section 4.2(c), (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (including a standstill provision) not less restrictive of such person than the Confidentiality Agreement; provided, however, that the substance of all such information has previously been provided or made available to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party as of the date hereof, unless the Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.
          (b) Definitions. As used herein, (i) “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of assets or a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities (by vote or value) of the Company or any of the Company Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the equity securities (by vote or value) of the Company, or (D) merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company, in each case, other than the transactions contemplated by this Agreement, and (ii) “Superior Proposal” means a bona fide, unsolicited, written Company Takeover Proposal (except the references therein to “15%” shall be replaced by “50%” and the references to “vote or value” shall be replaced by “vote and value”) that the Board of Directors determines in its good faith judgment (after consulting with outside counsel and its financial advisor), taking into account the financial, regulatory and legal aspects of the proposal and the timing and likelihood of consummation of such proposal, is more favorable to the Company’s shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Company Takeover Proposal).
          (c) Actions by the Company. Neither the Board of Directors nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to Parent), or publicly propose to withdraw (or qualify or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Board of Directors or any such committee thereof of this Agreement or the transactions contemplated by this Agreement (it being understood and agreed that failing to recommend against or taking a neutral position or no position with respect to acceptance of a tender offer or exchange offer, or a publicly disclosed merger or other business combination proposal, constituting a Company Takeover Proposal within ten (10) Business Days after commencement of such offer, or receipt of such proposal, shall be considered an adverse modification), (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal or (C) fail to include the Company Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to result in, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 4.2(a)) (an “Acquisition Agreement”). Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the Company Shareholder Approval, the Board of Directors determines in good faith (after consulting with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, it may, prior to obtaining the Company Shareholder Approval, (A) cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) and cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal or (B) make a Company Adverse Recommendation Change, but in the case of (A) or (B) only if: (i) the Company is not in breach in any material respect of its obligations pursuant to this Section 4.2, (ii) the Company provides written notice to Parent (a “Notice of Adverse Recommendation”) advising Parent that the Board of Directors intends to take such action and specifying the reasons therefor, including, if applicable, the terms and conditions of any Superior Proposal, the identity of the party making the Superior Proposal and copies of any written proposal and all correspondence received from the third party relating to such Superior Proposal that are the basis of the proposed action by the Board of Directors; (ii) for a period of three (3) Business Days following Parent’s receipt of a Notice of Adverse Recommendation (or two (2) Business Days after receipt of a new Notice of Adverse Recommendation; it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall be considered a new Notice of Adverse Recommendation), the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make such Company Adverse Recommendation Change (it being understood that such negotiation need not be exclusive); and (iii) if applicable, at the end of such three (3) Business Day (or two (2) Business Day) period, the Board of Directors continues to believe in good faith that the Company Takeover Proposal constitutes a Superior Proposal (taking into account any amendments to this Agreement that Parent shall have agreed to make prior to the end of such period).
          (d) Notice of Company Takeover Proposal. The Company shall promptly (but in any event within 24 hours) notify Parent and Merger Sub of (i) the receipt, directly or indirectly, of a Company Takeover Proposal or any request for discussions or negotiations relating to a possible Company Takeover Proposal or (ii) any request for non-public information relating to the Company or any of the Company Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Company Takeover Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person or group making such Company Takeover Proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter the Company shall keep Parent reasonably informed of the status of such Company Takeover Proposal and any material changes to the terms thereof.
          (e) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 4.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, including any “stop-look-and-listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), the failure to make such disclosure would be inconsistent with its obligations under applicable Law; provided, however, that clause (ii) shall not be deemed to permit the Board of Directors to make a Company Adverse Recommendation Change or take any of the actions referred to in 4.2(c) except to the extent permitted by Section 4.2(c).

ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.1. Preparation of Proxy Statement; Company Meeting.
          (a) The Company shall, as soon as reasonably practicable following the date hereof (but in any event within fifteen (15) days after the date hereof), prepare and file with the SEC in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder the Proxy Statement, which shall, subject to Section 4.2, include the Company Recommendation, and shall respond to any comments by the SEC staff in respect of the Proxy Statement as promptly as reasonably practicable. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after filing with the SEC. The Company shall afford Parent reasonable opportunity to comment on the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event or any information should be known that should, upon the advice of the Company’s outside counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly prepare, file with the SEC and mail to its shareholders such an amendment or supplement. Notwithstanding anything to the contrary herein, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and shall consider in good faith comments reasonably proposed by Parent. Notwithstanding the foregoing, following a Company Adverse Recommendation Change effected in accordance with Section 4.2, the Company shall have no obligation to notify Parent of any matters to the extent that the Board of Directors determines in good faith, after consultation with the Company’s outside counsel, that to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law.
          (b) Subject to the other provisions of this Agreement, as promptly as reasonably practicable after the date hereof, the Company, acting through its Board of Directors, shall take all action necessary in accordance with applicable Law and the Company Articles and the Code of Regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement (but in any event within thirty (30) days of mailing the Proxy Statement) for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”). Subject to making a

Company Adverse Recommendation Change pursuant to Section 4.2(c), (i) the Board of Directors shall recommend to its shareholders the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby and shall include such recommendation in the Proxy Statement and (ii) use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and approval of the Merger and the transactions contemplated by this Agreement.
          Section 5.2. Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the confidentiality agreement, dated July 7, 2010, between the Company and Tektronix, Inc. (the “Confidentiality Agreement”), the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and Parent’s representatives reasonable access, during normal business hours during the period prior to the earlier of the Effective Time and the date of termination of this Agreement, to all of the Company’s and each Company Subsidiary’s properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as Parent may reasonably request. Parent shall hold, and shall cause its affiliates and Parent’s representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection (unless Parent enters into a joint defense agreement that protects such privilege), (ii) would constitute a violation of any applicable Law or (iii) would violate any agreement with a third-party to which the Company or any Company Subsidiary is a party. Neither Parent nor any of its representatives shall be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of the Company Subsidiaries.
          Section 5.3. Commercially Reasonable Efforts; Cooperation.
          (a) Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including Section 5.3(c), each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement and to obtain satisfaction of the conditions precedent to the Merger, including (i) obtaining all necessary actions or nonactions, waivers, clearances, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties; provided, however, that neither the Company nor any of the Company Subsidiaries shall make any material payment or commitment to a third party in connection with obtaining such consents, approval or waivers without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed), (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
          (b) No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) take all action reasonably necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary and within their power to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.
          (c) Other Government Matters. Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) Business Days after the date of this Agreement, make or cause their respective ultimate parent entities (as that term is defined in the HSR Act rules) to make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Antitrust Law with respect to the transactions contemplated hereby, and to take commercially reasonable steps to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), provided, however, that notwithstanding any other provision of this Agreement, Parent shall not be required to, and the Company shall not, without Parent’s prior written consent, (x) agree to the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or the Company Subsidiaries or (y) otherwise take or commit to take actions that after the Closing Date would limit the freedom of Parent or its subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets; and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any third party or Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with any proposed written communication to any third person or Governmental Entity with respect thereto. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Any competitively sensitive information that is disclosed pursuant to this Section 5.3(c) will be limited to each of Parent’s and the Company’s respective counsel pursuant to a separate customary confidentiality agreement. Neither the Company nor Parent shall, and they shall cause their respective subsidiaries not to, acquire or agree to acquire any assets, business, securities, person or subdivision thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially delay or materially increase the risk of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval with respect to the transactions contemplated by this Agreement under any Antitrust Laws.
          (d) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided, however, that, notwithstanding any other provision of this Agreement, such result does not require the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or the Company Subsidiaries or otherwise require Parent to take or commit to take actions that after the Effective Time would limit the freedom of Parent or its subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has, prior to such termination, complied with its obligations under this Section 5.3.
          Section 5.4. Indemnification.
          (a) Obligations Assumed by Surviving Corporation. Merger Sub and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all obligations of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement) in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective articles of incorporation, code of regulations (or comparable organizational documents) or in any agreement set forth in the Company Disclosure Letter or filed as an exhibit to the SEC Documents between the Company or any Company Subsidiary, on the one hand, and any current or former director, officer or employee of the Company or any Company Subsidiary, on the other hand, immediately prior to the Effective Time, and all such obligations will survive the Merger and will continue in full force and effect in accordance with their terms and such rights will not be amended or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any Company Subsidiary, unless such modification is required by Law. If any claim for indemnification is asserted or made prior to the Effective Time or within such six (6) year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.
          (b) Successors and Assigns of Surviving Corporation. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall make proper provision so that the successors and assigns of the Surviving Corporation will assume fully the obligations set forth in this Section 5.4.
          (c) Continuing Coverage. From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at Parent’s option (and at Parent’s expense) in lieu of the foregoing insurance coverage, the Company shall purchase prior to the Effective Time six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above. Notwithstanding anything herein to the contrary, if five (5) Business Days prior to the Effective Time, Parent has not completed the actions contemplated by the last proviso of the immediately preceding sentence, the Company may, with prior notice to Parent, purchase six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay in excess of the Maximum Premium.
          (d) Intended Beneficiaries. The provisions of this Section 5.4 are (i) intended to be for the benefit of, and will be enforceable by, each person referred to therein and his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The provisions of this Section 5.4 shall survive the consummation of the Merger and expressly are intended to benefit each such person. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and fees and disbursements of experts and witnesses, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 5.4.
          (e) Survival. The provisions of this Section 5.4 shall survive the consummation of the Merger.
          Section 5.5. Public Announcements. Parent and the Company shall consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, including the NYSE. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.
          Section 5.6. Shareholder Litigation. The parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, subject to entering into a customary joint defense agreement, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall upon the terms and subject to the conditions contained in this Agreement use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement; provided that the Company shall not, and shall not permit any of the Company Subsidiaries nor any of the Company Representatives to, compromise, settle, come to a settlement arrangement regarding any such action or proceeding or consent thereto unless Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed). Without limiting the foregoing, the Company shall give consideration to Parent’s advice with respect to such litigation.
          Section 5.7. Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.
          Section 5.8. Employee Benefit Matters.
          (a) Compensation and Benefits; Severance. From and after the Effective Time, the Surviving Corporation shall honor and shall cause each Company Subsidiary to honor all of the obligations of the Company and any Company Subsidiary arising under or in connection with each of the Company Pension Plans, Company Welfare Plans, Company Incentive Compensation Plans and Company Executive Compensation Agreements, in

accordance with their terms and as in effect immediately before the Effective Time and as disclosed in Section 3.1(l) of the Company Disclosure Letter (without giving effect to any amendments thereto which are executed, adopted or made effective after the Effective Time, except where consented to in writing by the affected party). For the period commencing at the Effective Time and ending on December 31, 2011, Parent shall cause the Surviving Corporation and each Company Subsidiary to provide to those individuals employed by the Surviving Corporation or by one or more of the Company Subsidiaries as of the Effective Time (each, a “Retained Employee” and collectively, the “Retained Employees”) base pay, annual incentive opportunity for participants in the management incentive plans described in Section 5.8(d) and employee benefits (but excluding equity-based compensation) which are substantially comparable in the aggregate to the base pay, annual management incentive plan opportunities (but excluding equity-based compensation) and employee benefits being provided by the Company and the Company Subsidiaries, as applicable, immediately prior to the Effective Time. Any Retained Employee whose employment is terminated involuntarily other than for cause on or after the Effective Time but on or prior to December 31, 2011 shall be entitled to severance benefits comparable to the severance benefits such Retained Employee would have received from the Company or any Company Subsidiary (as applicable) immediately prior to the Effective Time.
          (b) Service Credit. In the event any Retained Employee becomes covered by, or otherwise commences participation in any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored or maintained by Parent or any subsidiary of Parent (each, a “Parent Plan”) following the Effective Time, Parent and the Surviving Corporation shall ensure that such Retained Employee receives hours of service credit for any and all employment service credited to such Retained Employee by the Company and any applicable Company Subsidiary prior to the Effective Time under any Company Pension Plan or Company Welfare Plan in which such Retained Employee was a participant, for both eligibility and vesting purposes under such Parent Plan, subject to the following exceptions: (i) such recognition of service credit shall not cause or result in any duplication of any of the benefits payable to such Retained Employee with respect to the same period of service or (ii) such recognition of service credit is prohibited under applicable Law or the terms of the applicable insured Parent Plan.
          (c) Welfare Benefits. In the event a Retained Employee or such Retained Employee’s eligible dependent(s) becomes covered by any group accident and sickness, dental, vision or similar group health plan sponsored or maintained by Parent or any of its affiliates (a “Successor Welfare Plan”) other than the Company Welfare Plans in which such Retained Employee or such dependents participated (or from which they benefited) immediately prior to the Effective Time (a “Prior Plan”), Parent and the Surviving Corporation shall ensure that (i) any such Successor Welfare Plan either shall not have, or shall not enforce against such Retained Employee or such dependents, any waiting periods, any pre-existing condition limitations or exclusions, or any underwriting requirements (whether imposed individually, or as a group), or any active-at-work requirements or conditions; and (ii) any expenses incurred by such Retained Employee or such dependents prior to the Effective Time, which were recognized as satisfying (in whole or in part) any deductible or co-insurance obligations such Retained Employee or dependent had under the terms of such Prior Plan prior to the Effective Time, shall be taken into account under such Successor Welfare Plan for purposes of satisfying such Retained Employee’s or such dependent’s deductible or co-insurance obligations under such Successor Welfare Plan;

provided, that the foregoing shall not apply with respect to the commencement of a new plan year with respect to either the Successor Welfare Plan or Prior Plan.
          (d) Annual Management Incentive Plans. The Company shall be permitted to pay any amounts earned under the Company’s annual management incentive plans for fiscal year 2010 (i.e., the fiscal year ending September 30, 2010) (the “2010 Management Incentive Plans”). Parent and Merger Sub agree that, if such amounts have not been paid prior to the Effective Time, the Surviving Corporation shall honor the 2010 Management Incentive Plans, and that all payments earned under the 2010 Management Incentive Plans shall be made in a manner consistent with the Company’s past practice. In addition, Parent and Merger Sub agree that Surviving Corporation shall honor the Company’s annual management incentive plans for fiscal year 2011 (i.e., the fiscal year ending September 30, 2011) (the “2011 Management Incentive Plans”) for the period prior to the Effective Time, including by paying the pro rata portion (based on the number of days elapsed in such fiscal quarter prior to the Closing) of any payment earned with respect to the fiscal quarter in which the Closing occurs, and that all payments earned under the 2011 Management Incentive Plans for such period will be paid promptly after the Effective Time in accordance with the Company’s past practice.
          (e) No Third-Party Beneficiaries. Nothing in this Section 5.8 shall (i) confer any rights upon any individual, including any current or former employee or director of the Company or any Company Subsidiary, other than the signatories hereto and their respective successors and permitted assigns; (ii) constitute or create an employment agreement or otherwise contravene any employment-at-will relationship; (iii) constitute or be treated as an amendment, modification or adoption of any Plan, (iv) prevent the amendment or termination of any Plan or interfere with the right or obligation of Parent or its affiliates to make such changes to the foregoing as are necessary to conform with applicable Law, or (v) limit the right of Parent, the Surviving Corporation, the Company or any of their respective affiliates to terminate the employment of any employee at any time.
          (f) Employee Stock Purchase Plan and SERP. The Company shall take all action to terminate the Company ESPP and the Company SERP no later than the Effective Time.
          Section 5.9. Parent Actions. Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and the Surviving Corporation to perform all of the Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement.
          Section 5.10. Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding the foregoing, Parent shall be provided a reasonable opportunity to review, if practicable, all material communications with the Company’s and the Company Subsidiaries’ employees relating to the Merger and the other transactions contemplated hereby prior to the Effective Time.

ARTICLE VI
CONDITIONS PRECEDENT
          Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
          (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.
          (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby, the failure of which to be made or obtained would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, shall have been made or obtained.
          (c) No Injunctions or Restraints. No judgment, order, preliminary or permanent injunction, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect preventing or prohibiting the consummation of the Merger or having the effect of making consummation of the Merger illegal.
          (d) Antitrust. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any foreign approvals, consents and clearances shall have been received.
          Section 6.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date and signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
          Section 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
          Section 6.4. Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied as a grounds for termination under Article VII if such failure was caused by such party’s failure to comply with any of terms of this Agreement.
ARTICLE VII
TERMINATION
          Section 7.1. Termination.
          (a) Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by mutual written consent of Parent, Merger Sub and the Company (with any termination by Parent also being an effective termination by Merger Sub).
          (b) Termination by Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by either Parent or the Company (with any termination by Parent also being an effective termination by Merger Sub):
               (i) if the Merger has not been consummated by March 31, 2011, or such later date, if any, as Parent and the Company agree upon in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose breach in any material respect of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such time;
               (ii) if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, injunction, decree, ruling or other Law having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which order, injunction, decree, ruling or other Law shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts (subject to Section 5.3(c)) to have such injunction lifted; or
               (iii) if the Company Meeting (including any adjournment or postponement thereof) has concluded, the Company’s shareholders have voted, and the Company Shareholder Approval was not obtained.
          (c) Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by written notice of Parent:
               (i) (A) if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of either (A) or (B), such breach or failure to perform (1) is not cured within thirty (30) days after receipt of written notice thereof or (2) is incapable of being cured by the Company by the Outside Date; or
               (ii) if the Board of Directors or any committee thereof has made a Company Adverse Recommendation Change; provided, however, that Parent’s and Merger Sub’s right to terminate this Agreement pursuant to this Section 7.1(c)(ii) in respect of a Company Adverse Recommendation Change will expire ten (10) Business Days after the last date upon which such Company Adverse Recommendation Change is made.
          (d) Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by written notice of the Company:

               (i) (A) if either Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of either (A) or (B), such breach or failure to perform (1) is not cured within thirty (30) days after receipt of written notice thereof or (2) is incapable of being cured by Parent by the Outside Date;
               (ii) if the Board of Directors shall have approved, and the Company shall concurrently with such termination enter into an Acquisition Agreement providing for the implementation of the transactions contemplated by, a Superior Proposal in accordance with Section 4.2(c); provided, however, that the Company has not breached Section 4.2 in any material respect or breached the provisions of Section 5.1(b) (other than immaterial breaches thereof); provided, further, however, that such termination shall not be effective until such time as payment of the Termination Fee required by Section 7.3(b) shall have been paid; or
               (iii) if (A) the conditions set forth in Section 6.1 and Section 6.2 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing), (B) the Company shall have notified the Parent in writing of the satisfaction of such conditions and that it stands ready, willing and able to consummate the Merger at such time and (C) Parent shall have failed to consummate such Merger within two Business Days of the later of (A) or (B).
          Section 7.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of this Section 7.2, Section 7.3 and Section 8.2 through Section 8.11, each of which shall survive the termination of this Agreement and remain in full force and effect), and there shall be no other liability on the part of the Company or Parent to the other except as provided in the Confidentiality Agreement. Notwithstanding the foregoing, to the extent that any termination of this Agreement results from the material and intentional breach by a party of any representation or warranty set forth in this Agreement or from the material and intentional breach by a party of any covenant set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.
          Section 7.3. Fees and Expenses.
          (a) Division of Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the Company will bear and pay all of the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement, all of the SEC filing fees in respect of the Proxy Statement and all of the fees of the proxy solicitor (which shall be retained by the Company in consultation with Parent) in connection with the solicitation of proxies from the Company’s shareholders.
          (b) Termination Fee. If (i) any person makes a Company Takeover Proposal after the date of this Agreement, this Agreement is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(c)(i) and within twelve (12) months of the date of such termination the Company enters into an agreement providing for, or consummates, any Company Takeover Proposal with such person, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) or (iii) this Agreement is terminated pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent a fee of $10,000,000 (the “Termination Fee”), which amount shall be payable by wire transfer of same day funds, in the case of the foregoing clause (i), on the date of entering into or the consummation of, as applicable, such Company Takeover Proposal, and in the case of clause (ii), on the date of termination of this Agreement, and in the case of clause (iii) within two (2) Business Days of such termination. For purposes of this Section 7.3(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.2(b), except that all references to 15% therein shall be deemed to be references to 50%.
          (c) Exclusivity. Except as provided in Section 7.2 or for specific performance as provided in Section 8.8(a), the Termination Fee payable by the Company pursuant to Section 7.3(b) constitutes Parent and Merger Sub’s exclusive remedy for or in connection with any event or circumstance with respect to which such fee is so paid, and none of Parent, Merger Sub or any of their affiliates may seek (and Parent and Merger Sub will cause their affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company Subsidiaries or any of the Company Representatives in connection with this Agreement or the transactions contemplated hereby. The parties confirm that each event or circumstance giving rise to Parent and Merger Sub’s right to a fee under Section 7.3(b) would cause significant damage to Parent and Merger Sub that would be inherently difficult to quantify and prove, and that the Termination Fee provided for hereunder is intended to provide fair compensation in response to that damage, is not intended to be punitive, and is reasonable in amount in relation to the circumstances under which it would become payable. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Termination Fee on more than one occasion. Any payment made pursuant to this Section 7.3 shall be net of any amounts that may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law. If the Company fails to pay in a timely manner the Termination Fee due to Parent pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a legal proceeding that results in a final, non-appealable judgment against the Company for the Termination Fee, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by Parent in connection with such proceeding, together with interest on all such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE VIII
GENERAL PROVISIONS
          Section 8.1. Nonsurvival of Representations and Warranties; Scope of Representations and Warranties.
          (a) None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except each of the covenants and agreements contained in this Agreement that by its terms contemplates performance, in whole or in part, after the Effective Time, including Article II and Article VIII and Section 5.4, will survive the Merger.
          (b) Except as and to the extent expressly set forth in Section 3.1, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied, and Parent and Merger Sub confirm, acknowledge and agree that they are not relying upon any such representation or warranty not expressly set forth in this Agreement. The Company disclaims and shall have no liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, any of their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including any opinion, any implied warranty or any representation as to the accuracy or completeness of any information regarding the Company, information or advice which may have been provided to any such person by any Company Representative or any other person or contained in the files or records of the Company), wherever and however made, including any documents, projections, forecasts or other material made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. As part of its investigation of the Company, Parent has been given financial information, cost estimates, forecasts, projections and other oral or written information and materials with respect to the Company (the “Additional Financial Information”) by the Company or a Company Representative. None of the Company or any of its officers, directors, employees, affiliates, representatives or agents makes any representations or warranties with respect to the Additional Financial Information, except for any specific representations and warranties set forth in Section 3.1 of this Agreement.
          Section 8.2. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given (a) when delivered, if delivered personally, (b) when sent, if sent by facsimile (which is promptly confirmed by telephone or electronic mail) during normal business hours, or (c) one (1) Business Day after sending, if sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

          if to Parent or Merger Sub, to:
Danaher Corporation
2099 Pennsylvania Avenue, 12th Floor
Washington DC 20006-1813
Facsimile No.: (202) 828-0860
Attention: Chief Counsel, Mergers & Acquisitions
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile No.: (212) 735-2000
Attention: Joseph A. Coco, Esq.
Thomas W. Greenberg, Esq.
          if to the Company, to:
Keithley Instruments, Inc.
28775 Aurora Road
Solon, OH 44139
Facsimile No.: (440) 542-8007
Attention: Chairman of the Board, President
and Chief Executive Officer
          with a copy (which shall not constitute notice) to:
Baker & Hostetler LLP
PNC Center
1900 East 9th Street, Suite 3200
Cleveland, OH 44114-3482
Facsimile No.: (216) 696-0740
Attention: John M. Gherlein, Esq.
          Section 8.3. Interpretation and Definitions. When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Except as otherwise provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References to “this Agreement” include any schedules, exhibits or other attachments hereto. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, if an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of this Agreement:
          (a) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;
          (b) “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws (domestic or foreign) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;
          (c) “Business Day” means any day other than Saturday, Sunday or any day on which banking and savings and loan institutions in the State of Ohio are authorized or required by Law to be closed;
          (d) “Company IP” means all Intellectual Property Rights owned by the Company or any of the Company Subsidiaries;
          (e) “Company Material Adverse Effect” means any event, change, circumstance or effect that (i) is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays or materially impairs the ability of the Company to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in the case of clause (i) only, events, changes, circumstances or effects shall not constitute or be considered in determining a Company Material Adverse Effect to the extent: (A) generally affecting the electronic test and measurement industry in the United States or elsewhere or the economy or the financial or securities markets in the United States or elsewhere, including regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates, (B) directly or indirectly resulting from (1) except for breaches of Section 3.1(d), the announcement or the existence of, or taking actions required by, this Agreement or the announcement of the transactions contemplated by this Agreement, (2) changes in applicable Law or GAAP or accounting standards, (3) changes in the market price or trading volume of the Company Shares, (4) changes in any analyst recommendations, any financial strength rating or any other similar recommendations or ratings as to the Company or the Company Subsidiaries (including, in and of itself, any failure to meet analyst projections), (5) the loss by the Company or any of the

Company Subsidiaries of any of its customers, suppliers or employees as a result of the announcement of the transactions contemplated by this Agreement, or (6) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target, whether internal or published, for any period ending on or after the date of this Agreement as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target prior to the date of this Agreement; provided that any of the underlying causes of such change or failure in subclauses (3), (4) or (6) above shall not be excluded from the determination of a Company Material Adverse Effect by virtue of this clause; and further provided that, notwithstanding the foregoing, any matter described in clause (A) above shall not be excluded from the determination of a Company Material Adverse Effect to the extent that such matter disproportionately affects the Company and the Company Subsidiaries, taken as a whole, as compared to other persons engaged in the electronic test and measurement industry.
          (f) “Company Share Plans” means the 1992 Stock Option Plan, 2002 Stock Incentive Plan, as amended, 2009 Stock Incentive Plan, 1996 Outside Directors Deferred Stock Plan and the 1997 Directors’ Stock Option Plan;
          (g) “Company Software Products” means all material Software products developed and owned by the Company or any Company Subsidiary that are (i) offered for license by the Company or any of the Company Subsidiaries or (ii) used in the conduct of their respective businesses;
          (h) “Environment” means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement;
          (i) “Environmental Condition” means any contamination, damage, injury or other condition related to Hazardous Substances and includes any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, asbestos-containing materials, or PCB-containing articles;
          (j) “Environmental, Health and Safety Claim” means any written claim, demand, suit, action, proceeding, order, investigation or any other written notice to the Company or any Company Subsidiary by any person alleging any potential liability (including potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (i) alleged noncompliance with any Environmental, Health and Safety Law or Environmental Permit, (ii) alleged injury or damage arising from exposure to Hazardous Substances, or (iii) the presence, Release or threatened Release into the Environment of any Hazardous Substance at or from any location, whether or not owned, leased, operated or otherwise used by the Company or any Company Subsidiary;
          (k) “Environmental, Health and Safety Laws” means all Laws relating to (i) pollution or protection of the Environment, (ii) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (iii) threats to human health or ecological resources arising from exposure to Hazardous Substances or (iv) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and includes the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Water Pollution Control Act, the Toxic Substances Control Act and any similar foreign, state or local Laws;
          (l) “Environmental Permit” means all Permits and timely-submitted applications for Permits required under applicable Environmental, Health and Safety Laws;
          (m) “ERISA Affiliate” means those Company Subsidiaries which are members of a “controlled group” which includes the Company (within the meaning of Section 414(b) of the Code and related regulations) or which are “under common control” in a group of corporate and non-corporate enterprises which includes the Company (within the meaning of Section 414(c) of the Code and related regulations);
          (n) “Filed SEC Documents” means the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, the Company’s Current Reports on Form 8-K filed on November 19, 2009, November 20, 2009, December 9, 2009, December 14, 2009, February 19, 2010 and August 13, 2010, the Company’s Definitive Notice and Proxy Statement for the Company’s Annual Meeting held in 2009 and the Company’s Definitive Notice and Proxy Statement for the Company’s Annual Meeting held in 2010.
          (o) “Hazardous Substance” means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, toxic mold, radiation and radioactive materials, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), petroleum or petroleum-derived substances or wastes, leaded paints, radon gas or related materials, (iii) any substance that requires removal or remediation under any applicable Environmental, Health and Safety Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (iv) any substance that is regulated under any applicable Environmental, Health and Safety Law;
          (p) “Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of letters of credit and bankers’ acceptances, (iv) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (v) all obligations of such person under any sale and lease back transaction, agreement to repurchase securities sold or other similar financing transaction and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other person.

          (q) “Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trademark and service mark registrations and applications, trade dress, logos, slogans and trade names, whether or not registered, and all goodwill associated therewith; (iv) copyrights, copyrightable works, copyright registrations and applications, rights in databases and related rights, whether or not registered; (v) mask works; (vi) Software; (vii) Internet domain names and Internet websites and the content thereof, (viii) trade secrets, confidential, technical and business information, and know-how; (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions; (x) all other intellectual property or proprietary rights; and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing;
          (r) “knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the Chairman, President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer and the Vice President and Chief Financial Officer of the Company and (ii) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of the executive officers of Parent;
          (s) “Law” means any foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity;
          (t) “Liens” means any and all pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions, encroachments, encumbrances and security interests;
          (u) “Parent Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts that prevents or materially delays or materially impairs the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement;
          (v) “Permitted Liens” means (i) statutory Liens securing payments not yet due and payable, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as would not reasonably be expected to materially impair property or assets to which they relate, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company set forth in Section 8.3(v) of the Company Disclosure Letter, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (v) mechanics’, materialmen’s or other Liens arising by operation of law, related to an underlying obligation that is not overdue or that secure a liquidated amount that is being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (vi) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, and (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business;

          (w) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity (including its permitted successors and assigns);
          (x) “Plans” means the Company Pension Plans, the Company Welfare Plans, the Company Incentive Compensation Plans and the Company Executive Compensation Agreements.
          (y) “Registered IP” means all material U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reexaminations, reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations. Notwithstanding the foregoing, Registered IP does not mean any patent, patent application, trademark, or trademark application that was intentionally abandoned by the Company or any of the Company Subsidiaries in the reasonable business judgment of the Company or such Company Subsidiary;
          (z) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, placing or the like, or otherwise entering into the Environment;
          (aa) “Santa Rosa Property” means the real property leased pursuant to the Lease, dated January 9, 2004, as amended, between the Company and CA-Oak Valley Business Center Limited Partnership, as assigned to Agilent Technologies, Inc.;
          (bb) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, including user documentation, user manuals, specifications and training materials, relating to any of the foregoing;
          (cc) “subsidiary” of any person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, (ii) a partnership of which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof;
          (dd) “Taxes” includes all federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto; and
          (ee) “Tax Return” means any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes, including any supplement thereto or amendment thereof.
          Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email or otherwise) to the other parties.
          Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 5.4, are not intended to confer upon any person other than the parties hereto any rights or remedies, other than the right of the Company shareholders to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred).
          Section 8.6. Governing Law. This Agreement and any disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of Ohio, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.
          Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent and/or Merger Sub may assign its rights hereunder to a direct or indirect wholly owned subsidiary of Parent (provided that no such assignment shall relieve Parent or Merger Sub from any obligation or liability under this Agreement). Any assignment in violation of this Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and permitted assigns.

          Section 8.8. Consent to Jurisdiction; Waiver of Jury Trial.
          (a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Common Pleas in Cuyahoga County, Ohio, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Northern District of Ohio. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Common Pleas in Cuyahoga County, Ohio, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Northern District of Ohio. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.8, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties, to the fullest extent permitted by Law, consents to service of process being made through the notice procedures set forth in Section 8.2.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          Section 8.9. Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that, after such approval, no amendment that by Law requires further approval by the Company shareholders may be made without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          Section 8.10. Extension; Waiver. At any time prior to the Effective Time, the Company, on one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.9, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
          Section 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
(Signatures are on the following page.)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DANAHER CORPORATION

By:	/s/ Daniel A. Raskas

	Name:	Daniel A. Raskas

	Title:	Senior Vice President — Corporate Development

AEGEAN ACQUISITION CORP.

By:	/s/ Daniel A. Raskas

	Name:	Daniel A. Raskas

	Title:	Vice President

KEITHLEY INSTRUMENTS, INC.

By:	/s/ Joseph P. Keithley

Name: Joseph P. Keithley
Title: Chairman, President and Chief Executive Officer

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